                                                                    EXHIBIT 99.1

                      [FOX CHASE BANCORP, INC. LETTERHEAD]

                                  NEWS RELEASE
                                  ------------

FOR IMMEDIATE RELEASE

DATE:    October 30, 2007
CONTACT: Jerry Holbrook
         Chief Financial Officer
PHONE:   (215) 682-4107
FAX:     (215) 682-4144

                   FOX CHASE BANCORP, INC. ANNOUNCES EARNINGS
                              FOR THE THIRD QUARTER

HATBORO, PA, OCTOBER 30, 2007 - Fox Chase Bancorp, Inc. (the "Company") (NASDAQ
GM: FXCB), the holding company for Fox Chase Bank (the "Bank"), today announced third quarter net income of $455,000 compared to net income of $1.0 million for the third quarter of 2006. The third quarter 2006 earnings included a credit to the provision for loan losses of $2.8 million and a $1.5 million contribution to the Fox Chase Bank Charitable Foundation. These two items, net of taxes, increased earnings by approximately $850,000 during the third quarter 2006.

The Company reported net income for the nine months ended September 30, 2007 and 2006 of $1.6 million. The nine months ended September 30, 2006 reflects increased earnings of $1.1 million, net of taxes, from a $3.2 million credit to the provision for loan losses and the $1.5 million charitable contribution. The nine months ended September 30, 2007 includes $577,000, net of tax, increased earnings from a gain on the sale of the Bank's operations center. Earnings per share for the three and nine months ended September 30, 2007 was $0.03 and $0.11, respectively. Due to the timing of the Bank's conversion into the mutual holding company form of organization in September 2006, the Company's prior period earnings per share are not applicable.

FOX CHASE BANCORP, INC.                             3RD QUARTER EARNINGS RELEASE
PAGE 2

Highlights included:
   o Loans grew to $422.4 million, representing a $66.8 million, or 18.8%, increase from December 31, 2006. Loans grew by $15.6 million since June 30, 2007, representing an annualized growth rate of 15.3%.
   o The net interest margin improved during the quarter ended September 30, 2007 to 2.72% compared to 2.21% for the quarter ended September 30, 2006, and 2.50% for the quarter ended June 30, 2007.
   o Asset quality remains strong; there were no significant charge offs during the quarter and non-performing assets were 0.07% of total assets at September 30, 2007.
   o The opening of the Bank's tenth full-service branch in West Chester, Pennsylvania to serve the Chester County market.
   o The completion of the previously announced purchase of common stock in the open market to fund the Company's equity incentive plan. The Company established a Trust which purchased 287,500 shares at an average price of $13.02 between September 14, 2007 and October 12, 2007.

BALANCE SHEET
-------------

Total assets decreased $11.6 million, or 1.5%, to $745.4 million at September 30, 2007, compared to $757.0 million at December 31, 2006. The reduction in assets was comprised of a decrease of $100.4 million in cash and cash equivalents and a decrease of $24.7 million in mortgage related securities. Offsetting these decreases was a $66.8 million increase in loans, driven primarily by a $68.5 million increase in commercial, commercial real estate and construction loans, and a $48.4 million increase in investment securities available-for-sale, as the Company purchased $56.2 million of liquid Pennsylvania Higher Education Assistance Agency bonds during the quarter, which pricing resets monthly, and had a weighted average rate of 6.12% at September 30, 2007. The decrease in cash and cash equivalents and mortgage related securities for the nine months ended September 30, 2007 is consistent with the Bank's strategy of utilizing excess cash and funds from the liquidation of lower yielding mortgage-backed securities to fund commercial, commercial real estate and construction loan growth. Deposits decreased $11.9 million, or 2.0%, from $596.5 million at December 31, 2006 to $584.6 million at September 30, 2007. The Bank is located in a highly competitive deposit market which, combined with the flat to inverted yield curve, has created a difficult climate for gathering deposits cost effectively.

FOX CHASE BANCORP, INC.                             3RD QUARTER EARNINGS RELEASE
PAGE 3

ASSET QUALITY
-------------

Nonperforming assets totaled $521,000, or 0.07% of total assets, at September 30, 2007 compared to $3.2 million, or 0.43% of total assets, at December 31, 2006. During the three months ended December 31, 2006, a loan totaling $2.9 million went past its contractual maturity and was included in the accruing loans past due 90 days or more category of nonperforming assets. The Bank extended the maturity on this loan in the first quarter of 2007, and therefore removed it as a nonperforming asset. The property collateralizing this loan is under an agreement of sale and is expected to be sold during the quarter ended December 31, 2007.

The Bank does not engage in subprime lending programs. It manages its risk profile to maintain a high quality loan portfolio. While some of the Bank's markets have experienced declining residential property values due to slowing activity in the housing markets and an increase in inventory, the Bank does not expect a significant impact on the collateral values of its residential mortgage portfolio. Additionally, the Bank has adapted to this environment by tightening certain underwriting standards and scrutinizing collateral values for loans secured by residential properties.

NET INTEREST MARGIN
-------------------

Net interest income increased $1.0 million, or 26.6%, and $1.9 million, or 16.1%, during the three and nine months ended September 30, 2007, respectively, compared to the same periods in 2006. The Company's net interest margin was 2.72% for the three months ended September 30, 2007 compared to 2.21% for the comparable period in 2006. These improvements reflect the Bank's increase of higher-yielding commercial, commercial real estate and construction loans funded with the proceeds from liquidation of lower-yielding securities, an increase in the volume of interest-earning assets generated by the proceeds received in the Company's initial public offering and an increase in noninterest bearing deposits. Offsetting these improvements were higher costs associated with retail certificates of deposits and money market accounts during the three months ended September 30, 2007 when compared to the rates of such deposits for the same period in 2006 due primarily to strong pricing competition.

FOX CHASE BANCORP, INC.                             3RD QUARTER EARNINGS RELEASE
PAGE 4

PROVISION FOR LOAN LOSSES
-------------------------

The provision for loan losses was $125,000 and $200,000 for the three and nine months ended September 30, 2007, reflecting continued growth in the loan portfolio and a shift in the mix of the loan portfolio to commercial-type loans which typically have higher levels of risk. The Company recorded a credit to the provision for loan losses of $2.8 million and $3.2 million for the three and nine months ended September 30, 2006, which was a result of: (1) a reduction in criticized and classified assets, (2) a decrease in the size of the loan portfolio and (3) the absence of charge-offs in the portfolio during that period.

NONINTEREST INCOME
------------------

Noninterest income decreased $49,000, or 11.2%, and increased $625,000, or 43.1%, during the three and nine months ended September 30, 2007, respectively, compared to the same periods in 2006. The decrease for the three months ended September 30, 2007 was primarily a result of the Company discontinuing selling residential mortgage loans, which represented $69,000 of noninterest income in the three months ended September 30, 2006. The increase in the nine months ended September 30, 2007 was a result of the Bank recognizing a pre-tax gain of $874,000 on the sale of its operations center in the second quarter of 2007. This gain was offset by a reduction in service charges and other fee income of $108,000 between comparable nine-month periods, as the Bank modified its fee policies related to customer deposit accounts, and a decrease in other non-interest income of $78,000 between nine-month periods.

NONINTEREST EXPENSE
-------------------

Noninterest expense decreased $1.1 million, or 18.9%, and decreased $952,000, or 6.5%, during the three and nine months ended September 30, 2007, respectively, compared to the same periods in 2006. As previously noted, the comparable 2006 periods included the contribution expense of $1.5 million to the Fox Chase Bank Charitable Foundation. Excluding the charitable contribution, noninterest expense increased $420,000, or 10.0%, and $548,000, or 4.2%, during the three and nine months ended September 30, 2007. The largest change for the periods presented was an increase in salaries and benefits expense of $279,000, or 12.6%, and $619,000, or 9.5%, respectively for the three and nine months ended September 30, 2007. The increase in the three

FOX CHASE BANCORP, INC.                             3RD QUARTER EARNINGS RELEASE
PAGE 5

months ended September 30, 2007 was primarily due to one month of expense of $79,000 associated with the Company's 2007 Equity Incentive Plan which awards were granted on August 31, 2007, adoption of an Employee Stock Ownership Plan ("ESOP") in September 2006 and general compensation increases. The increase in the nine months ended September 30, 2007 was primarily due to the hiring of a team of experienced commercial lenders and commercial credit staff in the spring of 2006 and adoption of the previously mentioned ESOP in September 2006. The increase to noninterest expense was also due to: (1) an increase in professional fees of $134,000 and $351,000, respectively, for the three and nine months ended September 30, 2007 primarily associated with being a public entity, including compliance with the Sarbanes-Oxley Act, and exploring strategic initiatives, and
(2) an increase in occupancy costs of $96,000 and $239,000, respectively for the three and nine months ended September 30, 2007 related to the addition of the Bank's Marmora, New Jersey branch office in March 2006, the opening of two loan production offices in Media and Exton, Pennsylvania in the second quarter of 2006, and costs associated with the Company's newly leased operations center in the second quarter of 2007.

The increased costs were offset by a decrease in Federal Deposit Insurance Corporation insurance premiums of $51,000 and $663,000 for the three and nine months ended September 30, 2007, respectively, primarily due to the lifting of the Bank's Office of Thrift Supervision Cease and Desist Order on June 28, 2006, as well as a decrease in other expense associated with a charge taken during the second quarter 2006 of $232,000 related to a write-off of an error for reconciling transactions in our automated teller machines system.

INCOME TAXES
------------

The Company's effective income tax rate was 16.5% and 26.3% for the three-month periods ended September 30, 2007 and 2006, respectively, and 20.9% and 14.4% for the nine-month periods ended September 30, 2007 and 2006, respectively. These rates reflect the Company's levels of tax-exempt income for the 2007 periods relative to the overall level of taxable income.

Thomas Petro, President and CEO of the Company said, "We are extremely pleased with our performance during this quarter. It demonstrates that our strategies to increase loans and improve the margin, despite the difficult market conditions for deposits, are working. Our net interest margin has increased and our credit quality has improved. We opened our tenth full service

FOX CHASE BANCORP, INC.                             3RD QUARTER EARNINGS RELEASE
PAGE 6

branch in West Chester, Pennsylvania to serve the growing Chester County market and support our highly experienced business lending and cash management teams operating in that market."

Fox Chase Bancorp, Inc. is the mid-tier stock holding company of Fox Chase Bank. The Bank is a federally chartered savings bank originally established in 1867 celebrating its 140th year of business. The Bank offers traditional banking services and products from its main office in Hatboro, Pennsylvania and ten branch offices in Bucks, Montgomery, Chester, Delaware and Philadelphia Counties in Pennsylvania and Atlantic and Cape May Counties in New Jersey. For more information, please visit the Bank's website at www.foxchasebank.com.


This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

FOX CHASE BANCORP, INC.                             3RD QUARTER EARNINGS RELEASE
PAGE 7

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                     SEPTEMBER 30,               SEPTEMBER 30,
                                                               --------------------------  -------------------------
                                                                    2007          2006           2007         2006
                                                               -------------  -----------  -----------   -----------
INTEREST INCOME
      Interest and fees on loans                                   $ 6,746        $ 5,248    $18,338       $15,916
      Interest on mortgage related securities                        1,657          2,047      5,187         6,081
      Interest on investment securities available-for-sale:
        Taxable                                                        905            953      1,813         2,913
        Non-taxable                                                    205            245        709           690
      Dividend income                                                   61             61        189           312
      Other interest income                                          1,019            552      3,970         1,085
                                                               -------------  -----------  -----------   -----------
            TOTAL INTEREST INCOME                                   10,593          9,106     30,206        26,997
                                                               -------------  -----------  -----------   -----------


INTEREST EXPENSE
      Deposits                                                       5,309          4,850     15,322        14,028
      Federal Home Loan Bank advances                                  375            378      1,111         1,111
                                                               -------------  -----------  -----------   -----------

            TOTAL INTEREST EXPENSE                                   5,684          5,228     16,433        15,139
                                                               -------------  -----------  -----------   -----------

            NET INTEREST INCOME                                      4,909          3,878     13,773        11,858

   Provision (Credit) for loan losses                                  125         (2,778)       200        (3,161)
                                                               -------------  -----------  -----------   -----------
            NET INTEREST INCOME AFTER PROVISION (CREDIT)
              FOR LOAN LOSSES                                        4,784          6,656     13,573        15,019
                                                               -------------  -----------  -----------   -----------

NONINTEREST INCOME
      Service charges and other fee income                             204            203        623           731
      Net gain (loss) on sale of:
        Loans                                                            -             69         73           103
        Assets acquired through foreclosure                              -              -          -            85
        Fixed assets                                                     -             (5)       874            (6)
          Securities                                                    19              -         19           (18)
      Income on bank-owned life insurance                              111            108        327           318
      Other                                                             53             61        160           238
                                                               -------------  -----------  -----------   -------------
            TOTAL NONINTEREST INCOME                                   387            436      2,076         1,451
                                                               -------------  -----------  -----------   -------------

NONINTEREST EXPENSE
      Salaries, benefits and other compensation                      2,485          2,206      7,154         6,535
      Occupancy expense                                                475            379      1,354         1,115
      Furniture and equipment expense                                  230            236        712           644
      Data processing costs                                            388            374      1,149         1,090
      Professional fees                                                460            326      1,445         1,094
      Marketing expense                                                152            199        449           440
      FDIC premiums                                                     20             71         62           725
      Contribution to charitable foundation                                                        -         1,500
     Other                                                               -          1,500
                                                                       416            415      1,300         1,434
                                                               -------------  -----------  -----------   -------------
            TOTAL NONINTEREST EXPENSE                                4,626          5,706     13,625        14,577
                                                               -------------  -----------  -----------   -------------
            INCOME BEFORE INCOME TAXES                                 545          1,386      2,024         1,893
        Income tax provision                                            90            365        424           273
                                                               -------------  -----------  -----------   -------------
            NET INCOME                                             $   455        $ 1,021    $ 1,600       $ 1,620
                                                               =============  ===========  ===========   =============

Earnings per share (1):
Basic                                                              $  0.03              -    $  0.11             -
Diluted                                                            $  0.03              -    $  0.11             -

(1)Due to the timing of the Bank's reorganization into the mutual holding company form and the completion of the Company's initial public offering on September 29, 2006, earnings per share information for the three and nine months ended September 30, 2006 is not applicable.

FOX CHASE BANCORP, INC.                             3RD QUARTER EARNINGS RELEASE
PAGE 8

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                SEPTEMBER 30,         DECEMBER 31,
                                                                                    2007                  2006
                                                                                -------------        --------------
                                                                                 (UNAUDITED)

ASSETS
Cash and due from banks                                                         $       2,483        $        3,295
Interest-earning demand deposits in other banks                                        31,537               131,146
                                                                                -------------        --------------
     Total cash and cash equivalents                                                   34,020               134,441
Investment securities available-for-sale                                              118,525                70,112
Mortgage related securities available-for-sale                                        133,665               158,320
Loans held for sale                                                                         -                 1,194
Loans, net of allowance for loan losses of $3,150
      at September 30, 2007 and $2,949 at December 31, 2006                           422,418               355,617
Federal Home Loan Bank stock, at cost                                                   3,972                 4,422
Bank-owned life insurance                                                              11,651                11,324
Premises and equipment                                                                 14,866                14,287
Accrued interest and dividends receivable                                               3,025                 3,397
Mortgage servicing rights                                                               1,087                 1,177
Deferred tax asset, net                                                                   617                 1,087
Other assets                                                                            1,515                 1,607
                                                                                -------------        --------------

     TOTAL ASSETS                                                               $     745,361        $      756,985
                                                                                =============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Deposits                                                                        $     584,594        $      596,534
Federal Home Loan Bank advances                                                        30,000                30,000
Advances from borrowers for taxes and insurance                                         1,273                 2,262
Accrued interest payable                                                                  327                   298
Accrued expenses and other liabilities                                                  2,092                 2,246
                                                                                -------------        --------------

     TOTAL LIABILITIES                                                                618,286               631,340
                                                                                -------------        --------------

STOCKHOLDERS' EQUITY

Preferred stock ($0.01 par value; 1,000,000 shares authorized,
     none issued and outstanding at September 30, 2007 or December 31, 2006)                -                     -
Common stock ($0.01 par value; 35,000,000 shares authorized,
     14,679,750 shares issued and outstanding at September 30, 2007
     and  December 31, 2006)                                                              147                   147
Additional paid-in capital                                                             62,650                62,365
Common stock acquired by stock benefit plans                                           (6,457)               (5,371)
Retained earnings                                                                      71,145                69,545
Accumulated other comprehensive loss, net                                                (410)               (1,041)
                                                                                -------------        --------------

        TOTAL STOCKHOLDERS' EQUITY                                                    127,075               125,645
                                                                                -------------        --------------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $     745,361        $      756,985
                                                                                =============        ==============

FOX CHASE BANCORP, INC.                             3RD QUARTER EARNINGS RELEASE
PAGE 9

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         September 30,      December 31,         September 30,
                                                             2007               2006                 2006
                                                         -------------      ------------         -------------
CAPITAL RATIOS(1):
Tier 1 capital (to adjusted assets)                             12.98%               12.49%              11.99%
Tier 1 risk -based capital (to risk-weighted assets)            23.30                26.79               26.06
Total risk-based capital (to risk-weighted assets)              24.06                27.62               26.91

ASSET QUALITY INDICATORS:
  Nonperforming assets:
       Nonaccruing loans                                 $        521         $        284        $      2,802
       Accruing loans past due 90 days or more                      -                2,941               1,802
                                                         ------------         ------------        ------------
         Total nonperforming loans                                521                3,225               4,604

     Real estate owned                                              -                    -                   -
                                                         ------------         ------------        ------------

             Total nonperforming assets                  $        521         $      3,225        $      4,604
                                                         ============         ============        ============

Ratio of nonperforming loans to total loans                      0.12%                0.90%               1.28%
                                                         ============         ============        ============

Ratio of nonperforming loans to total assets                     0.07%                0.43%               0.60%
                                                         ============         ============        ============

Ratio of allowance for loan losses to total loans                0.74%               0.82%                1.45%
                                                         ============         ============        ============



                                                       At or for the three months ended;

                                              September 30,        June 30,         September 30,
                                                   2007              2007               2006
                                              -------------      -------------      --------------
PERFORMANCE RATIOS:
         Return on average assets (2)            0.24%              0.45%                0.56%
         Return on average equity (2)            1.44               2.69                 6.29
         Net interest margin (2)                 2.72               2.50                 2.21

OTHER:
         Book value per share                 $  8.66            $  8.63                 8.37
         Employees (full-time equivalents)        139                141                  148


                                               At or for the nine months ended;

                                              September 30,         September 30,
                                                  2007                  2006
                                              --------------        -------------
PERFORMANCE RATIOS:
         Return on average assets (2)            0.28%                0.29%
         Return on average equity (2)            1.69                 3.38
         Net interest margin (2)                 2.55                 2.21

(1) Represents capital ratios at Fox Chase Bank
(2) Annualized


                                       ###